Exhibit 99.1
News Release

Lockheed Martin Reports Third Quarter 2021 Financial Results

•Net sales of $16.0 billion
•Net earnings from continuing operations of $614 million, or $2.21 per share, after noncash pension settlement charge of $1.7 billion ($1.3 billion, or $4.72 per share, after-tax)
•Generated cash from operations of $1.9 billion
•Increased share repurchase authority by $5.0 billion and quarterly dividend rate to $2.80 per share
•Revises 2021 financial outlook and provides 2022 financial trends

BETHESDA, Md., Oct. 26, 2021 – Lockheed Martin Corporation [NYSE: LMT] today reported third quarter 2021 net sales of $16.0 billion, compared to $16.5 billion in the third quarter of 2020. Net earnings from continuing operations in the third quarter of 2021 were $614 million, or $2.21 per share, compared to $1.8 billion, or $6.25 per share, in the third quarter of 2020. Cash from operations was $1.9 billion in the third quarter of 2021 and 2020.

“During the third quarter, the men and women of Lockheed Martin continued to deliver essential products and capabilities for domestic and allied national defense, and for pioneering civil space endeavors,” said Lockheed Martin Chairman, President and CEO James Taiclet. “At the same time, we continued to advance the state of the art and innovation across key technologies, including Future Vertical Lift, Integrated Air and Missile Defense, hypersonic weapon systems, next generation satellites, and many others.

“In addition, we have recently undertaken a reassessment of our five-year business plan given recent external and programmatic events. Our conclusions, which are reflected in our updated 2021 guidance and subsequent trend information, reflect continuing strong cash flow generation, but a slight reduction in revenue in 2022 and roughly flat to low-single-digit growth rates in both revenue and segment operating profit over the next few years, with increasing growth opportunities in the years that follow.

“Consequently, we are adjusting our capital allocation strategy with two major objectives. First, to expand further our robust reinvestment in the company to serve our customers’ evolving needs through capital projects and independent research and development for mid- to long-term enhanced growth performance. Simultaneously, we plan to reward shareholders with continued dividend growth and meaningful increases to the scale and rate of our share repurchase program. Over the short-, mid- and long-term, we will strive to maximize cash flow per share dynamically, based on revenue growth opportunities, inorganic investments, and share repurchases to take full advantage of our significant cash flow generation and strong balance sheet.”

Third quarter 2021 net earnings include a noncash pension settlement charge of $1.7 billion ($1.3 billion, or $4.72 per share, after-tax) related to the purchase of group annuity contracts to transfer $4.9 billion of gross pension obligations and related plan assets to an insurance company, and unrealized gains of $98 million ($74 million, or $0.27 per share, after-tax) due to increases in the fair value of investments held in the Lockheed Martin Ventures Fund.

Summary Financial Results

The following table presents the company’s summary financial results.

	(in millions, except per share data)	Quarters Ended[1]		Nine Months Ended[1]
		Sept. 26 2021	Sept. 27 2020	Sept. 26 2021	Sept. 27 2020
	Net sales	$16,028	$16,495	$49,315	$48,366

	Business segment operating profit[2]	$1,850	$1,762	$5,365	$5,277
	Unallocated items
	FAS/CAS operating adjustment	491	469	1,469	1,407
	Severance and restructuring charges	—	—	(36)	—
	Other, net	(47)	(84)	(130)	(329)
	Total unallocated items	444	385	1,303	1,078
	Consolidated operating profit	$2,294	$2,147	$6,668	$6,355

	Net earnings (loss) from
	Continuing operations[3,4]	$614	$1,753	$4,266	$5,096
	Discontinued operations[5]	—	(55)	—	(55)
	Net earnings	$614	$1,698	$4,266	$5,041

	Diluted earnings (loss) per share from
	Continuing operations[3,4]	$2.21	$6.25	$15.32	$18.12
	Discontinued operations[5]	—	(0.20)	—	(0.20)
	Diluted earnings per share	$2.21	$6.05	$15.32	$17.92

	Cash from operations[6]	$1,937	$1,880	$4,953	$6,376

1	The company closes its books and records on the last Sunday of the interim calendar quarter to align its financial closing with its business processes, which was on Sept. 26 for the third quarter of 2021 and Sept. 27 for the third quarter of 2020. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the company's fiscal year ends on Dec. 31.
2	Business segment operating profit is a non-GAAP measure. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
3
Net earnings from continuing operations for the third quarter of 2021 include a noncash, non-operating pension settlement charge of $1.7 billion ($1.3 billion, or $4.72 per share, after-tax) related to the purchase of group annuity contracts to transfer $4.9 billion of gross pension obligations and related plan assets to an insurance company, which represents the accelerated recognition of actuarial losses that were included in the accumulated other comprehensive loss account within stockholders' equity.

4
Net earnings from continuing operations for the third quarter of 2021 include unrealized gains of $98 million ($74 million, or $0.27 per share, after-tax) due to increases in the fair value of investments held in the Lockheed Martin Ventures Fund.

5
Net loss from discontinued operations for the third quarter of 2020 include a $55 million ($0.20 per share) noncash charge resulting from the resolution of certain tax matters related to the former Information Systems & Global Solutions business divested in 2016.

6
Cash from operations in the third quarter of 2021 is after federal income tax payments of $285 million and employer payroll tax payments of $177 million, compared to federal income tax payments of $810 million and no employer payroll tax payments in the third quarter of 2020.
Third quarter 2020 federal income tax payments include $400 million that was deferred from the second quarter of 2020 pursuant to guidance from the Internal Revenue Service (IRS) in addition to the third quarter payment. No employer payroll tax payments were made in the third quarter of 2020 as $155 million was deferred from the third quarter of 2020 to the fourth quarters of 2021 and 2022 pursuant to the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).

2021 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the company’s current expectations. Actual results may differ materially from those projected. It is the company’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, pension risk transfer transactions, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the company’s actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current Update[1]	August 2021[1]

	Net sales	~$67,000	$67,300 - $68,700

	Business segment operating profit	~$7,350	$7,380 - $7,520

	Net FAS/CAS pension adjustment[2]	~$665	~$655
	Add: pension settlement charge[2]	$1,665	$1,675
	Net FAS/CAS pension adjustment - adjusted[2,3]	~$2,330	~$2,330

	Diluted earnings per share	~$22.45	$21.95 - $22.25
	Add: noncash pension settlement charge[2]	$4.72	$4.75
	Diluted earnings per share - adjusted[2,3]	~$27.17	$26.70 - $27.00

	Cash from operations	≥$8,300	≥$8,900

1	The company’s current 2021 financial outlook reflects known impacts from the COVID-19 pandemic based on the company’s understanding at the time of this news release and what the company has experienced to date. However, the company cannot predict how the pandemic will evolve or what impact it will continue to have. Therefore, no additional impacts to the company’s operations or its supply chain as a result of continued COVID-19 disruption or implementation of the vaccine executive order for periods subsequent to the time of this news release have been incorporated into the company’s current 2021 financial outlook. The ultimate impacts of COVID-19 on the company’s financial results for 2021 and beyond remain uncertain and there can be no assurance that the company’s underlying assumptions are correct. Additionally, the 2021 financial outlook reflects the UK Ministry of Defence’s renationalization of the Atomic Weapons Establishment program on June 30, 2021, the supply chain impacts experienced in the third quarter of 2021 and the impact of changes in fair value from investments held in the Lockheed Martin Ventures Fund recognized through Sept. 26, 2021, but does not include any future gains or losses related to changes in valuations of the company's investment holdings. It also assumes continued accelerated payments to suppliers at current levels
2	The Net FAS/CAS pension adjustment - adjusted is presented as a single amount and includes total expected U.S. Government cost accounting standards (CAS) pension cost of approximately $2,065 million and total expected financial accounting standards (FAS) pension income of approximately $265 million, excluding the noncash, non-operating pension settlement charge of $1,665 million ($1,310 million, or $4.72 per share, after-tax) recognized in the third quarter of 2021 related to the purchase of group annuity contracts to transfer approximately $4.9 billion of gross pension obligations and related plan assets to an insurance company. CAS pension cost and the service cost component of FAS pension income are included in operating profit. The non-service cost components of FAS pension (expense) income are included in non-service FAS pension (expense) income. For additional detail regarding the pension amounts reported in operating and non-operating results, refer to the supplemental table included at the end of this news release.
3	Net FAS/CAS pension adjustment – adjusted and diluted earnings per share – adjusted are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

2022 Financial Trends
The company expects 2022 net sales to decline from expected 2021 levels to approximately $66 billion and 2022 total business segment operating margin to be approximately 11.0%. Cash from operations in 2022 is expected to be greater than or equal to $8.4 billion, which excludes a potential decrease in 2022 cash from operations of up to $2.0 billion if the provisions in the Tax Cuts and Jobs Act of 2017 that eliminate the option to immediately deduct research and development expenditures in the period incurred and requires companies to amortize such expenditures over five years is not modified or repealed by Congress before it takes effect on Jan. 1, 2022. Although the company continues to have ongoing discussions with members of Congress, both on its own and with other industries through coalitions, it has no assurance that these provisions will be modified or repealed.

The preliminary outlook for 2022 also assumes continued support and funding of our programs, a statutory tax rate of 21%, known impacts of COVID-19, and the continued acceleration of supplier payments at current levels. No additional impacts to the company’s operations, supply chain, or financial results as a result of continued COVID-19 disruption or implementation of the vaccine executive order have been incorporated into the company’s preliminary outlook for 2022 as the company cannot predict how the pandemic will evolve or what impact it will continue to have. The ultimate impacts of COVID-19 on the company’s financial results beyond the time of this news release remain uncertain and there can be no assurance that the company’s underlying assumptions are correct. Additionally, the company’s preliminary outlook for 2022 assumes no significant reduction in customer budgets, changes in funding priorities and that the U.S. Government will not operate under a continuing resolution for an extended period in which new contract and program starts are restricted. It also does not incorporate the pending acquisition of Aerojet Rocketdyne Holdings, Inc. Changes in circumstances may require the company to revise its assumptions, which could materially change its current estimate of 2022 net sales, business segment operating margin, and cash flows.

The company currently expects a total net FAS/CAS pension benefit of approximately $2.2 billion in 2022, which includes total expected U.S. Government cost accounting standards (CAS) pension cost of approximately $1.8 billion and total expected financial accounting standards (FAS) pension income of approximately $400 million. The estimated FAS pension income amount assumes a 2.75% discount rate (the same rate used for the remeasurement of the defined benefit pension plans impacted by the pension risk transfer transaction in the third quarter of 2021), a 10.0% return on plan assets in 2021, and a 6.5% expected long-term rate of return on plan assets in future years, among other assumptions. A change of plus or minus 25 basis points to the assumed discount rate, with all other assumptions held constant, would result in an incremental increase or decrease of approximately $10 million to the estimated net 2022 FAS/CAS pension benefit. A change of plus or minus 100 basis points to the return on plan assets in 2021 only, with all other assumptions held constant, would result in an incremental increase or decrease of approximately $15 million to the estimated net 2022 FAS/CAS pension benefit. The company does not expect to make any contributions to its qualified defined benefit pension plans in 2022. The company will complete the annual remeasurement of its postretirement benefit plans and update its estimated 2022 FAS/CAS pension adjustment on Dec. 31, 2021. The final assumptions, including the discount rate and actual investment return for 2021, may differ materially from those discussed above.

Cash Deployment Activities

The company’s cash deployment activities in the third quarter of 2021, included the following:

•accelerating $1.5 billion of payments to suppliers in the third quarter of 2021 that were due in the fourth quarter of 2021; compared to accelerating $1.8 billion of payments to suppliers in the third quarter 2020 that were due in the fourth quarter of 2020;
•making capital expenditures of $316 million, compared to $408 million in the third quarter of 2020;
•paying cash dividends of $718 million, compared to $672 million in the third quarter of 2020;
•repurchasing 1.4 million shares for $500 million pursuant to an accelerated share repurchase agreement (ASR); compared to repurchasing 0.2 million shares for $85 million in the third quarter of 2020, which includes $26 million paid for shares repurchased in the second quarter of 2020; and
•making a scheduled repayment of $500 million of long-term debt in the third quarter of 2021; compared to no proceeds or repayments of long-term debt in the third quarter of 2020.

As previously announced on Sept. 23, 2021, the company increased its quarterly dividend by $0.20 per share, to $2.80 per share, beginning with the dividend payment in the fourth quarter of 2021. Additionally, the company repurchased $2.0 billion in common stock during the first nine months of 2021 and increased its share repurchase authority by $5.0 billion with $6.0 billion in total remaining authorization for future repurchases of common stock under the program as of Sept. 26, 2021.

Segment Results
The company operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the company’s business segments and reconciles these amounts to the company’s consolidated financial results.

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 26 2021	Sept. 27 2020	Sept. 26 2021	Sept. 27 2020
Net sales
Aeronautics	$6,568	$6,680	$19,621	$19,552
Missiles and Fire Control	2,781	2,971	8,474	8,391
Rotary and Mission Systems	3,980	3,998	12,329	11,783
Space	2,699	2,846	8,891	8,640
Total net sales	$16,028	$16,495	$49,315	$48,366

Operating profit
Aeronautics	$714	$705	$1,979	$2,116
Missiles and Fire Control	413	405	1,210	1,171
Rotary and Mission Systems	459	404	1,350	1,209
Space	264	248	826	781
Total business segment operating profit	1,850	1,762	5,365	5,277
Unallocated items
FAS/CAS operating adjustment	491	469	1,469	1,407
Severance and restructuring charges	—	—	(36)	—
Other, net	(47)	(84)	(130)	(329)
Total unallocated items	444	385	1,303	1,078
Total consolidated operating profit	$2,294	$2,147	$6,668	$6,355

Net sales and operating profit of the company’s business segments exclude intersegment sales, cost of sales, and profit as these activities are eliminated in consolidation. Operating profit of the company’s business segments includes the company’s share of earnings or losses from equity method investees as the operating activities of the investees are closely aligned with the operations of its business segments.

Operating profit of the company’s business segments also excludes the FAS/CAS pension operating adjustment described below, a portion of corporate costs not considered allowable or allocable to contracts with the U.S. Government under the applicable U.S. Government cost accounting standards (CAS) or federal acquisition regulations (FAR), and other items not considered part of management’s evaluation of segment operating performance such as a portion of management and administration costs, legal fees and settlements, environmental costs, stock-based compensation expense, retiree benefits, significant severance actions, significant asset impairments, gains or losses from divestitures, and other miscellaneous corporate activities.
The company recovers CAS pension cost through the pricing of its products and services on U.S. Government contracts and, therefore, recognizes CAS pension cost in each of its business segments’ net sales and cost of sales. The company’s consolidated financial statements must present pension and other postretirement benefit plan income calculated in accordance with FAS requirements under U.S. generally accepted accounting principles. The operating portion of the net FAS/CAS pension adjustment represents the difference between the service cost component of FAS pension (expense) income and total CAS pension cost. The non-service FAS pension (expense) income component is included in other non-service FAS pension (expense) income in our consolidated statements of earnings. The net FAS/CAS pension adjustment increases or decreases CAS pension cost to equal total FAS pension income (both service and non-service).

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of the company’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the company’s contracts for which it recognizes revenue over time using the percentage-of-completion cost-to-cost method to measure progress towards completion. Increases in profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes.
Segment operating profit and margin may also be impacted favorably or unfavorably by other items, which may or may not impact sales. Favorable items may include the positive resolution of contractual matters, cost recoveries on severance and restructuring charges, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of certain assets.
The company’s consolidated net adjustments not related to volume, including net profit booking rate adjustments, represented approximately 31% of total segment operating profit in the third quarter of 2021, compared to 24% in the third quarter of 2020.

Aeronautics

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 26 2021	Sept. 27 2020	Sept. 26 2021	Sept. 27 2020
Net sales	$6,568	$6,680	$19,621	$19,552
Operating profit	714	705	1,979	2,116
Operating margin	10.9%	10.6%	10.1%	10.8%

Aeronautics’ net sales during the third quarter of 2021 decreased $112 million, or 2%, compared to the same period in 2020. The decrease was primarily attributable to lower net sales of approximately $220 million for the F-35 program due to lower volume on development contracts and lower volume and risk retirements on production contracts. This decrease was partially offset by an increase in sales of about $35 million for the F-16 program due to higher production volume that was partially offset by lower sustainment volume; and approximately $30 million for classified development contracts due to higher risk retirements.

Aeronautics’ operating profit during the third quarter of 2021 increased $9 million, or 1%, compared to the same period in 2020. The increase was primarily attributable to higher operating profit of approximately $45 million for classified development contracts due to higher risk retirements; about $25 million for the C-130 program primarily due to higher risk retirements on sustainment activities; and about $15 million for the F-16 program due to higher risk retirements on sustainment contracts and higher production volume. These increases were partially offset by lower operating profit of approximately $75 million for the F-35 program due to lower risk retirements and volume on production and development contracts that were partially offset by higher risk retirements on sustainment contracts. Adjustments not related to volume, including net profit booking rate adjustments, were $15 million higher in the third quarter of 2021 compared to the same period in 2020.

Missiles and Fire Control

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 26 2021	Sept. 27 2020	Sept. 26 2021	Sept. 27 2020
Net sales	$2,781	$2,971	$8,474	$8,391
Operating profit	413	405	1,210	1,171
Operating margin	14.9%	13.6%	14.3%	14.0%

MFC’s net sales during the third quarter of 2021 decreased $190 million, or 6%, compared to the same period in 2020. The decrease was primarily attributable to lower net sales of approximately $130 million for tactical and strike missile programs due to lower volume (Guided Multiple Launch Rocket Systems (GMLRS) and Hellfire); and a net decrease of about $50 million for sensors and global sustainment programs due to lower volume (primarily Sniper Advanced Targeting Pod (SNIPER®) and Infrared Search and Track (IRST)) that was partially offset by higher risk retirements due to close out activities related to the Warrior Capability Sustainment Program (Warrior) that was terminated by the customer in March 2021.

MFC’s operating profit during the third quarter of 2021 increased $8 million, or 2%, compared to the same period in 2020. Operating profit increased approximately $20 million on integrated air and missile defense programs due to higher risk retirements (primarily PAC-3), and about $15 million for sensors and global sustainment programs primarily due to the reversal of a portion of previously recorded losses on the Warrior program in the third quarter of 2021 that are no longer expected to be incurred as a result of the program being terminated that was partially offset by lower volume (primarily IRST and SNIPER). These increases were offset by charges of approximately $25 million for performance issues on an energy program. Operating profit for tactical and strike missile programs was comparable as lower volume (primarily GMLRS and Hellfire) was offset by higher risk retirements (primarily Hellfire). Adjustments not related to volume, including net profit booking rate adjustments, were approximately $70 million higher in the third quarter of 2021 compared to the same period in 2020.

Rotary and Mission Systems

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 26 2021	Sept. 27 2020	Sept. 26 2021	Sept. 27 2020
Net sales	$3,980	$3,998	$12,329	$11,783
Operating profit	459	404	1,350	1,209
Operating margin	11.5%	10.1%	10.9%	10.3%

RMS’ net sales during the third quarter of 2021 were comparable with the same period in 2020. Net sales decreased by approximately $50 million for integrated warfare systems and sensors (IWSS) programs due to lower volume on radar surveillance systems (primarily TPQ-53) and the Littoral Combat Ship (LCS) program; about $45 million for various C6ISR (command, control, communications, computers, cyber, combat systems, intelligence, surveillance, and reconnaissance) programs due to lower volume; and about $30 million for various training and logistics solutions programs primarily due to lower risk retirements and volume. These decreases were offset by higher net sales of approximately $120 million for Sikorsky helicopter programs due to higher risk retirements (Black Hawk, Seahawk and CH-53-K) and higher production volume (Combat Rescue Helicopter (CRH) and Seahawk).

RMS’ operating profit during the third quarter of 2021 increased $55 million, or 14%, compared to the same period in 2020. The increase was primarily attributable to higher operating profit of approximately $75 million for Sikorsky helicopter programs due to higher risk retirements (Black Hawk, Seahawk and CH-53K) and higher production volume (CRH). This increase was partially offset by a decrease of approximately $20 million for training and logistics solutions programs primarily due to lower risk retirements and volume; and about $15 million for IWSS programs due to charges that were $30 million higher on a ground-based radar program partially offset by higher risk retirements on Vertical Launching System (VLS) programs. Operating profit for C6ISR programs was comparable as lower volume was offset by lower charges on certain programs (primarily undersea combat systems programs). Adjustments not related to volume, including net profit booking rate adjustments, were $50 million higher in the third quarter of 2021 compared to the same period in 2020.

Space

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 26 2021	Sept. 27 2020	Sept. 26 2021	Sept. 27 2020
Net sales	$2,699	$2,846	$8,891	$8,640
Operating profit	264	248	826	781
Operating margin	9.8%	8.7%	9.3%	9.0%

Space’s net sales during the third quarter of 2021 decreased $147 million, or 5%, compared to the same period in 2020. The decrease was primarily attributable to lower net sales of approximately $340 million due to the renationalization of the Atomic Weapons Establishment (AWE) program, which is no longer included in the company's financial results beginning in the third quarter of 2021. This decrease was partially offset by higher sales of about $140 million for strategic and missile defense programs due to higher volume (hypersonic development, Fleet Ballistic Missile (FBM) and Next Generation Interceptor (NGI) programs); and about $70 million for national security space programs due to higher risk retirements and volume (primarily Next Generation Overhead Persistent Infrared (Next Gen OPIR)).

Space’s operating profit during the third quarter of 2021 increased $16 million, or 6%, compared to the same period in 2020. The increase was primarily attributable to higher operating profit of approximately $30 million for strategic and missile defense programs due to higher risk retirements (primarily FBM programs) and higher volume (primarily hypersonic development). This increase was partially offset by a decrease of approximately $10 million due to the renationalization of the AWE program. Operating profit for national security space programs was comparable as higher volume and risk retirements (primarily Next Gen OPIR) were offset by a charge of $45 million on a commercial ground solutions program. Adjustments not related to volume, including net profit booking rate adjustments, were $30 million higher in the third quarter of 2021 compared to the same period in 2020.

Total equity earnings (primarily United Launch Alliance (ULA)) recognized in Space’s operating profit were not significant during the third quarters of 2021 and 2020.

Income Taxes

The company’s effective income tax rate was 9.6% for the third quarter of 2021 and 14.7% for the third quarter of 2020. The rate for the third quarter of 2021 is lower primarily due to lower pretax earnings resulting from a noncash pension settlement charge of $1.7 billion, which reduced the tax expense by approximately $355 million. The rate for both periods benefited from tax deductions for foreign derived intangible income, the research and development tax credit, and dividends paid to the company's defined contribution plans with an employee stock ownership plan feature.

Renationalization of the Atomic Weapons Establishment Program

As previously announced, on June 30, 2021 the UK Ministry of Defence terminated the contract to operate the UK’s nuclear deterrent program and assumed control of the entity that manages the program (referred to as the renationalization of the Atomic Weapons Establishment (AWE program)). Accordingly, the AWE program, including the entity that manages the program, is no longer included in the company’s financial results beginning in the third quarter of 2021. Because of the renationalization, no sales or operating profit for the AWE program are included in the company’s financial results for the third quarter of 2021. However, during the first six months of 2021, AWE generated sales of $865 million and operating profit of $15 million, which are included in the company’s financial results for the first nine months of 2021. During the third quarter and first nine months of 2020, AWE generated sales of $350 million and $1.0 billion and operating profit of $10 million and $30 million, which are included in the company’s financial results for 2020.

Purchase of Group Annuity Contracts and Pension Remeasurement

As previously announced, on Aug. 3, 2021 the company purchased group annuity contracts to transfer $4.9 billion of gross defined benefit pension obligations and related plan assets to an insurance company for approximately 18,000 U.S. retirees and beneficiaries. The group annuity contracts were purchased using assets from Lockheed Martin’s master retirement trust and no additional funding contribution was required by the company. This transaction has no impact on the amount, timing, or form of the monthly retirement benefit payments to the affected retirees and beneficiaries. In connection with this transaction, the company recognized a noncash settlement charge of $1.7 billion ($1.3 billion, or $4.72 per share, after-tax) for the affected plans in the quarter ended Sept. 26, 2021, which represents the accelerated recognition of actuarial losses that were included in the accumulated other comprehensive loss account within stockholders’ equity. As a result of this transaction, the company was required to remeasure the benefit obligations and plan assets for the affected defined benefit pension plans in the quarter ended Sept. 26, 2021. The purchase of the group annuity contracts and the pension remeasurement did not have an impact on the company’s CAS pension cost and did not significantly impact the company’s total FAS pension expense or FAS/CAS pension adjustment for the quarter ended Sept. 26, 2021, or expected full year 2021, except for the noncash settlement charge.

Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, the company’s definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.

Business segment operating profit
Business segment operating profit represents operating profit from the company’s business segments before unallocated income and expense. This measure is used by the company’s senior management in evaluating the performance of its business segments and is a performance goal in the company’s annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	Current Update[1]	August 2021[1]
	Business segment operating profit (non-GAAP)	~$7,350	$7,380 - $7,520
	FAS/CAS operating adjustment[2]	~1,955	~1,955
	Other, net	~(230)	~(300)
	Consolidated operating profit (GAAP)	~$9,075	$9,035 - $9,175

1	The company’s 2021 financial outlook reflects known impacts from the COVID-19 pandemic based on the company’s understanding at the time of this news release, including no additional impact to the company's operations or the supply chain due to continued COVID-19 disruption or implementation of the vaccine executive order. The ultimate impacts of COVID-19 on the company’s financial outlook for 2021 and beyond remain uncertain and there can be no assurance that the company’s underlying assumptions are correct. Additionally, the 2021 financial outlook reflects the UK Ministry of Defence’s renationalization of the AWE program on June 30, 2021.
2
Reflects the amount by which expected CAS pension cost, $2,065 million, exceeds the expected FAS pension service cost, $110 million. Excludes $1,290 million of expected non-service FAS pension (expense) income. Refer to the supplemental table "Other Supplemental Information" included in this news release for a detail of the FAS/CAS operating adjustment.

Net FAS/CAS pension adjustment – adjusted; Diluted earnings per share – adjusted; Total FAS pension (income) - adjusted
Net FAS/CAS pension adjustment, diluted earnings per share and total FAS pension (income) have been adjusted for the third quarter 2021 noncash, non-operating pension settlement charge of $1,665 million ($1,310, or $4.72 per share, after-tax). The tax effect was calculated by multiplying the gross settlement charge by a tax rate of 21%. Management believes that the exclusion of the pension settlement charge related to the accelerated recognition of actuarial losses previously included in accumulated other comprehensive loss for certain pension plans as a result of the purchase of group annuity contracts from an insurance company, is useful to understanding the company’s underlying business performance and comparing performance from period to period.

(in millions, except per share data)	Current Update	August 2021
Net FAS/CAS pension adjustment - adjusted (non-GAAP)	~$2,330	~$2,330
Less: pension settlement charge	(1,665)	(1,675)
Net FAS/CAS pension adjustment (GAAP)	$665	$655

Diluted earnings per share - adjusted (non-GAAP)	~$27.17	$26.70 - $27.00
Less: pension settlement charge	(4.72)	(4.75)
Diluted earnings per share (GAAP)	~$22.45	$21.95 - $22.25

Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, Oct. 26, 2021, at 11 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit the company’s website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 114,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contacts:
Trent Perrotto, director, Global Media Relations, +1 301-214-3504, trent.j.perrotto@lmco.com

Investor Relations Contacts:
Greg Gardner, vice president, Investor Relations, +1 301-897-6584, greg.m.gardner@lmco.com
David Weston, director, Investor Relations, +1 301-897-6455, david.weston@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the impact of COVID-19 or future epidemics on the company’s business, including potential supply chain disruptions, facility closures, work stoppages, program delays, payment policies and regulations, the company’s ability to recover its costs under contracts and impacts of implementation of vaccine mandates on our workforce and business;
•budget uncertainty, the risk of future budget cuts, the debt ceiling and the potential for government shutdowns and changing funding and acquisition priorities;
•the company’s reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs including the company's largest, the F-35 program;
•planned production rates and orders for significant programs; compliance with stringent performance and reliability standards; materials availability;
•performance and financial viability of key suppliers, teammates, joint ventures and partners, subcontractors and customers;
•economic, industry, business and political conditions including their effects on governmental policy and government actions that disrupt the company's supply chain or prevent the sale or delivery of its products (such as delays in approvals for exports requiring Congressional notification);
•trade policies or sanctions (including potential Chinese sanctions on the company or its suppliers, teammates or partners; U.S. Government sanctions on Turkey and its removal from the F-35 program and potential U.S. Government actions to restrict sales to the Kingdom of Saudi Arabia and the United Arab Emirates);
•the company's success expanding into and doing business in adjacent markets and internationally and the differing risks posed by international sales;
•changes in foreign national priorities and foreign government budgets and planned orders;
•the competitive environment for the company's products and services, including increased pricing pressures, aggressive pricing in the absence of cost realism evaluation criteria, competition from emerging competitors including startups and non-traditional defense contractors, and bid protests;
•the timing and customer acceptance of product deliveries and performance milestones;
•the company's ability to develop new technologies and products, including emerging digital and network technologies and capabilities;
•the company's ability to attract and retain a highly skilled workforce; the impact of work stoppages or other labor disruptions;
•cyber or other security threats or other disruptions faced by the company or its suppliers;
•the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases and dividend payments;
•the company's ability to recover costs under U.S. Government contracts, our mix of fixed-price and cost-reimbursable contracts and the impacts of cost overruns and significant increases in inflation;
•the accuracy of the company's estimates and projections;
•the impact of pension risk transfers, including potential noncash settlement charges; timing and estimates regarding pension funding and movements in interest rates and other changes that may affect pension plan assumptions, stockholders’ equity, the level of the FAS/CAS adjustment; actual returns on pension plan assets and the impact of pension related legislation;

•the successful operation of joint ventures that the company does not control;
•realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility in the fair value of investments in the company's Lockheed Martin Ventures Fund that are marked to market;
•risks related to the company's proposed acquisition of Aerojet Rocketdyne, including the failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals and the company's ability to successfully and timely integrate the business and realize synergies and other expected benefits of the transaction;
•the company's efforts to increase the efficiency of its operations and improve the affordability of its products and services;
•the risk of an impairment of the company's assets, including the potential impairment of goodwill recorded as a result of the acquisition of the Sikorsky business;
•the availability and adequacy of the company's insurance and indemnities;
•the company's ability to benefit fully from or adequately protect its intellectual property rights;
•procurement and other regulations and policies affecting the company's industry, export of its products, cost allowability or recovery, preferred contract type, and performance and progress payments policy, including a reversal or modification to the DoD’s increase to the progress payment rate in response to COVID-19;
•changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application; and
•the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2020 and subsequent quarterly reports on Form 10-Q. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended		Nine Months Ended
		Sept. 26 2021	Sept. 27 2020	Sept. 26 2021	Sept. 27 2020
	Net sales	$16,028	$16,495	$49,315	$48,366
	Cost of sales	(13,726)	(14,359)	(42,676)	(41,926)
	Gross profit	2,302	2,136	6,639	6,440
	Other income (expense), net	(8)	11	29	(85)
	Operating profit	2,294	2,147	6,668	6,355
	Interest expense	(141)	(145)	(423)	(442)
	Non-service FAS pension (expense) income[2]	(1,572)	54	(1,385)	164
	Other non-operating income (expense), net	98	—	200	(29)
	Earnings from continuing operations before income taxes	679	2,056	5,060	6,048
	Income tax expense	(65)	(303)	(794)	(952)
	Net earnings from continuing operations	614	1,753	4,266	5,096
	Net loss from discontinued operations[3]	—	(55)	—	(55)
	Net earnings	$614	$1,698	$4,266	$5,041
	Effective tax rate	9.6%	14.7%	15.7%	15.7%

	Earnings (loss) per common share
	Basic
	Continuing operations[2]	$2.22	$6.28	$15.37	$18.19
	Discontinued operations[3]	—	(0.20)	—	(0.20)
	Basic earnings per common share	$2.22	$6.08	$15.37	$17.99

	Diluted
	Continuing operations[2]	$2.21	$6.25	$15.32	$18.12
	Discontinued operations[3]	—	(0.20)	—	(0.20)
	Diluted earnings per common share	$2.21	$6.05	$15.32	$17.92

	Weighted average shares outstanding
	Basic	276.2	279.3	277.5	280.1
	Diluted	277.3	280.6	278.5	281.3

	Common shares reported in stockholders’ equity at end of period			274	278

1	The company closes its books and records on the last Sunday of the interim calendar quarter to align its financial closing with its business processes, which was on Sept. 26 for the third quarter of 2021 and Sept. 27 for the third quarter of 2020. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the company's fiscal year ends on Dec. 31.
2
In the third quarter of 2021, the company recognized a $1.7 billion ($1.3 billion, or $4.72 per share, after-tax) noncash pension settlement charge related to the purchase of group annuity contracts to transfer $4.9 billion of gross pension obligations and related plan assets to an insurance company, which represents the accelerated recognition of actuarial losses that were included in the accumulated other comprehensive loss account within stockholders’ equity.

3	Net loss from discontinued operations for the third quarter of 2020 include a $55 million ($0.20 per share) noncash charge resulting from the resolution of certain tax matters related to the former Information Systems & Global Solutions business divested in 2016.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

	Quarters Ended			Nine Months Ended
	Sept. 26 2021	Sept. 27 2020	% Change	Sept. 26 2021	Sept. 27 2020	% Change
Net sales
Aeronautics	$6,568	$6,680	(2%)	$19,621	$19,552	—%
Missiles and Fire Control	2,781	2,971	(6%)	8,474	8,391	1%
Rotary and Mission Systems	3,980	3,998	—%	12,329	11,783	5%
Space	2,699	2,846	(5%)	8,891	8,640	3%
Total net sales	$16,028	$16,495	(3%)	$49,315	$48,366	2%

Operating profit
Aeronautics	$714	$705	1%	$1,979	$2,116	(6%)
Missiles and Fire Control	413	405	2%	1,210	1,171	3%
Rotary and Mission Systems	459	404	14%	1,350	1,209	12%
Space	264	248	6%	826	781	6%
Total business segment operating profit	1,850	1,762	5%	5,365	5,277	2%
Unallocated items
FAS/CAS operating adjustment	491	469		1,469	1,407
Severance and restructuring charges	—	—		(36)	—
Other, net	(47)	(84)		(130)	(329)
Total unallocated items	444	385	15%	1,303	1,078	21%
Total consolidated operating profit	$2,294	$2,147	7%	$6,668	$6,355	5%

Operating margin
Aeronautics	10.9%	10.6%		10.1%	10.8%
Missiles and Fire Control	14.9%	13.6%		14.3%	14.0%
Rotary and Mission Systems	11.5%	10.1%		10.9%	10.3%
Space	9.8%	8.7%		9.3%	9.0%
Total business segment operating margin	11.5%	10.7%		10.9%	10.9%

Total consolidated operating margin	14.3%	13.0%		13.5%	13.1%

Lockheed Martin Corporation
Consolidated Balance Sheets
(in millions, except par value)

	Sept. 26 2021	Dec. 31 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$2,727	$3,160
Receivables, net	2,267	1,978
Contract assets	12,697	9,545
Inventories	2,903	3,545
Other current assets	763	1,150
Total current assets	21,357	19,378

Property, plant and equipment, net	7,332	7,213
Goodwill	10,815	10,806
Intangible assets, net	2,768	3,012
Deferred income taxes	2,664	3,475
Other noncurrent assets	6,907	6,826
Total assets	$51,843	$50,710

Liabilities and equity
Current liabilities
Accounts payable	$1,520	$880
Contract liabilities	7,515	7,545
Salaries, benefits and payroll taxes	3,122	3,163
Current maturities of long-term debt	6	500
Other current liabilities	2,863	1,845
Total current liabilities	15,026	13,933

Long-term debt, net	11,668	11,669
Accrued pension liabilities	9,351	12,874
Other noncurrent liabilities	6,167	6,196
Total liabilities	42,212	44,672

Stockholders’ equity
Common stock, $1 par value per share	274	279
Additional paid-in capital	98	221
Retained earnings	21,476	21,636
Accumulated other comprehensive loss	(12,217)	(16,121)
Total stockholders’ equity	9,631	6,015
Noncontrolling interests in subsidiary	—	23
Total equity	9,631	6,038
Total liabilities and equity	$51,843	$50,710

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Nine Months Ended
	Sept. 26 2021	Sept. 27 2020
Operating activities
Net earnings	$4,266	$5,041
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	999	927
Stock-based compensation	189	182
Equity method investment impairment	—	128
Tax resolution related to former IS&GS business	—	55
Pension settlement charge	1,665	—
Severance and restructuring charges	36	—
Changes in assets and liabilities
Receivables, net	(289)	(143)
Contract assets	(3,152)	(1,294)
Inventories	642	326
Accounts payable	653	247
Contract liabilities	(30)	300
Income taxes	55	58
Postretirement benefit plans	(200)	(130)
Other, net	119	679
Net cash provided by operating activities	4,953	6,376

Investing activities
Capital expenditures	(915)	(1,044)
Other, net	296	27
Net cash used for investing activities	(619)	(1,017)

Financing activities
Dividends paid	(2,178)	(2,036)
Repurchases of common stock	(2,000)	(1,100)
Issuance of long-term debt, net of related costs	—	1,131
Repayments of long-term debt	(500)	(1,150)
Other, net	(89)	(133)
Net cash used for financing activities	(4,767)	(3,288)

Net change in cash and cash equivalents	(433)	2,071
Cash and cash equivalents at beginning of period	3,160	1,514
Cash and cash equivalents at end of period	$2,727	$3,585

Lockheed Martin Corporation
Consolidated Statement of Equity
(unaudited; in millions)

		Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests in Subsidiary	Total Equity
	Balance at Dec. 31, 2020	$279	$221	$21,636	$(16,121)	$6,015	$23	$6,038
	Net earnings	—	—	4,266	—	4,266	—	4,266
	Other comprehensive income, net of tax[1,2]	—	—	—	3,904	3,904	—	3,904
	Dividends declared[3]	—	—	(2,954)	—	(2,954)	—	(2,954)
	Repurchases of common stock	(6)	(522)	(1,472)	—	(2,000)	—	(2,000)
	Stock-based awards, ESOP activity and other	1	399	—	—	400	—	400
	Net decrease in noncontrolling interests in subsidiary	—	—	—		—	(23)	(23)
	Balance at Sept. 26, 2021	$274	$98	$21,476	$(12,217)	$9,631	$—	$9,631

1	Includes the reclassification adjustment of $387 million for the recognition of prior period amounts related to pension and other postretirement benefit plans.
2
The company increased stockholders' equity by $1.3 billion, due to recognition of a non-cash pension settlement charge related to the accelerated recognition of actuarial losses included in accumulated other comprehensive loss for certain defined benefit pension plans resulting from the purchase of group annuity contracts from an insurance company. As a result of the transaction, we were required to remeasure the benefit obligations and assets for the affected defined benefit pension plans resulting in an additional corresponding increase to stockholders' equity by $2.3 billion. (See "Purchase of Group Annuity Contracts and Pension Remeasurement").

3	Represents dividends of $2.60 per share declared for each of the first, second and third quarters of 2021 and dividends of $2.80 per share declared for the fourth quarter of 2021.

Lockheed Martin Corporation
Other Supplemental Information
(unaudited; in millions)
Our pretax FAS expense (income) related to our qualified defined benefit pension plans consisted of the following:

		Quarters Ended		Nine Months Ended
	Qualified defined benefit pension plans	Sept. 26 2021	Sept. 27 2020	Sept. 26 2021	Sept. 27 2020
	Operating:
	Service cost	$26	$25	$80	$76
	Non-operating:
	Interest cost	302	385	923	1,154
	Expected return on plan assets	(517)	(566)	(1,655)	(1,698)
	Recognized net actuarial losses	210	213	714	637
	Amortization of prior service credits	(88)	(86)	(262)	(257)
	Pension settlement charge	1,665	—	1,665	—
	Non-service FAS pension expense (income)	1,572	(54)	1,385	(164)
	Total FAS pension expense (income)	1,598	(29)	1,465	(88)
	Less: pension settlement charge	(1,665)	—	(1,665)	—
	Total FAS pension (income) - adjusted[1]	$(67)	$(29)	$(200)	$(88)

1	Total FAS pension (income) – adjusted is a non-GAAP measure. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Our total net FAS/CAS pension adjustment for the quarters and nine months ended Sept. 26, 2021 and Sept. 27, 2020, including the service and non-service cost components of FAS pension (expense) income for our qualified defined benefit pension plans, were as follows:

		Quarters Ended		Nine Months Ended
		Sept. 26 2021	Sept. 27 2020	Sept. 26 2021	Sept. 27 2020
	Total FAS (expense) income and CAS costs
	FAS pension (expense) income	$(1,598)	$29	$(1,465)	$88
	Less: CAS pension cost	517	494	1,549	1,483
	Net FAS/CAS pension adjustment	(1,081)	523	84	1,571
	Less: pension settlement charge	1,665	—	1,665	—
	Net FAS/CAS pension adjustment - adjusted[1]	$584	$523	$1,749	$1,571

	Service and non-service cost reconciliation
	FAS pension service cost	$(26)	$(25)	$(80)	$(76)
	Less: CAS pension cost	517	494	1,549	1,483
	FAS/CAS operating adjustment	491	469	1,469	1,407
	Non-service FAS pension (expense) income	(1,572)	54	(1,385)	164
	Net FAS/CAS pension adjustment	(1,081)	523	84	1,571
	Less: pension settlement charge	1,665	—	1,665	—
	Net FAS/CAS pension adjustment - adjusted[1]	$584	$523	$1,749	$1,571

1	Net FAS/CAS pension adjustment – adjusted is a non-GAAP measure. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Lockheed Martin Corporation
Other Supplemental Information
(unaudited; in millions)

		2021 Outlook	2020 Actual
	Total FAS (expense) income and CAS costs
	FAS pension (expense) income	$(1,400)	$118
	Less: CAS pension cost	2,065	1,977
	Net FAS/CAS pension adjustment	665	2,095
	Less: pension settlement charge	1,665	—
	Net FAS/CAS pension adjustment - adjusted[1,2]	$2,330	$2,095

	Service and non-service cost reconciliation
	FAS pension service cost	$(110)	$(101)
	Less: CAS pension cost	2,065	1,977
	FAS/CAS operating adjustment	1,955	1,876
	Non-service FAS pension (expense) income	(1,290)	219
	Net FAS/CAS pension adjustment	665	2,095
	Less: pension settlement charge	1,665	—
	Net FAS/CAS pension adjustment - adjusted[1,2]	$2,330	$2,095

1	Net FAS/CAS pension adjustment – adjusted is a non-GAAP measure. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
2	The company recognized a noncash, non-operating settlement charge of $1,665 million in the third quarter of 2021 related to the accelerated recognition of actuarial losses previously included in accumulated other comprehensive loss for certain pension plans as a result of the purchase of group annuity contracts from an insurance company. The non-service cost components in the table above relate only to the company's qualified defined benefit pension plans. The company expects non-service FAS (expense) income for its qualified defined benefit pension plans in the table above (recorded as part of non-service FAS pension (expense) income in the consolidated statement of earnings), along with non-service income for its other postretirement benefit plans of $5 million (recorded as part of other non-operating income (expense), net in the consolidated statement of earnings), to total non-service expense of $1,285 million for 2021 inclusive of the pension settlement charge. The company recorded non-service expense for its other postretirement benefit plans of $33 million in 2020, in addition to its non-service income for its qualified defined benefit pension plans in the table above, to total non-service income of $186 million in 2020.

Lockheed Martin Corporation
Other Supplemental Information
(unaudited; in millions, except for aircraft deliveries and weeks)

	Quarters Ended		Nine Months Ended
	Sept. 26 2021	Sept. 27 2020	Sept. 26 2021	Sept. 27 2020
Amortization of purchased intangibles
Aeronautics	$—	$—	$1	$—
Missiles and Fire Control	1	1	2	2
Rotary and Mission Systems	58	58	174	174
Space	2	7	46	21
Total amortization of purchased intangibles	$61	$66	$223	$197

Backlog	Sept. 26 2021	Dec. 31 2020
Aeronautics	$47,892	$56,551
Missiles and Fire Control	27,582	29,183
Rotary and Mission Systems	34,100	36,249
Space	25,274	25,148
Total backlog	$134,848	$147,131

	Quarters Ended		Nine Months Ended
Aircraft Deliveries	Sept. 26 2021	Sept. 27 2020	Sept. 26 2021	Sept. 27 2020
F-35	36	31	90	78
C-130J	7	3	15	11
Government helicopter programs	18	19	53	48
Commercial helicopter programs	1	—	2	—
International military helicopter programs	1	3	9	7

	Number of Weeks in Reporting Period[1]	2021	2020
	First quarter	12	13
	Second quarter	13	13
	Third quarter	13	13
	Fourth quarter	14	13

1
Calendar quarters are typically comprised of 13 weeks. However, the company closes its books and records on the last Sunday of each month, except for the month of Dec., as its fiscal year ends on Dec. 31. As a result, the number of weeks in a reporting quarter may vary slightly during the year and for comparable prior year periods.